Exhibit 99.2

COOPER TIRE & RUBBER COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Dollar amounts in thousands except per share amounts)

	Three Months Ended March 31,
	2021	2020
Net sales	$655,827	$531,694
Cost of products sold	546,860	475,781

Gross profit	108,967	55,913
Selling, general and administrative expense	71,189	51,211
Restructuring expense	—	10,930

Operating profit (loss)	37,778	(6,228)
Interest expense	(5,130)	(5,007)
Interest income	699	1,696
Other pension and postretirement benefit expense	(2,846)	(4,210)
Other non-operating income	133	1,773

Income (Loss) before income taxes	30,634	(11,976)
Income tax provision (benefit)	8,544	(659)

Net income (loss)	22,090	(11,317)
Net income attributable to noncontrolling shareholders’ interests	31	274

Net income (loss) attributable to Cooper Tire & Rubber Company	$22,059	$(11,591)

Earnings (Loss) per share:
Basic	$0.44	$(0.23)
Diluted	0.43	(0.23)

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

COOPER TIRE & RUBBER COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

(Dollar amounts in thousands)

	Three Months Ended March 31,
	2021	2020
Net income (loss)	$22,090	$(11,317)
Other comprehensive (loss) income:
Cumulative currency translation adjustments	(12,188)	(37,794)
Currency loss charged to equity as part of acquisition of noncontrolling shareholder interest	—	(11,748)
Financial instruments:
Change in the fair value of derivatives, net of reclassifications	1,907	(4,111)
Income tax provision on derivative instruments	(471)	1,037

Financial instruments, net of tax	1,436	(3,074)
Postretirement benefit plans:
Amortization of actuarial loss	7,971	8,149
Amortization of prior service cost	429	236
Actuarial loss	—	(31,490)
Income tax impact on postretirement benefit plans	(1,722)	6,039
Foreign currency translation effect	(805)	4,708

Postretirement benefit plans, net of tax	5,873	(12,358)

Other comprehensive loss	(4,879)	(64,974)

Comprehensive income (loss)	17,211	(76,291)
Less: Comprehensive loss attributable to noncontrolling shareholders’ interests	(295)	(270)

Comprehensive income (loss) attributable to Cooper Tire & Rubber Company	$17,506	$(76,021)

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

COOPER TIRE & RUBBER COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands except per share amounts)

	(Unaudited)
	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$460,424	$625,758
Notes receivable	13,174	9,076
Accounts receivable, less allowances of $10,701 at 2021 and $11,162 at 2020	541,596	506,305
Inventories:
Finished goods	324,187	264,785
Work in process	26,998	24,594
Raw materials and supplies	95,735	98,277

Total inventories	446,920	387,656
Other current assets	43,309	53,420

Total current assets	1,505,423	1,582,215
Property, plant and equipment:
Land and land improvements	57,874	57,941
Buildings	363,170	355,564
Machinery and equipment	2,171,897	2,154,000
Molds, cores and rings	268,361	266,671

Total property, plant and equipment	2,861,302	2,834,176
Less: Accumulated depreciation	1,778,603	1,756,552

Property, plant and equipment, net	1,082,699	1,077,624
Operating lease right-of-use assets, net of accumulated amortization of $48,514 at 2021 and $46,045 at 2020	102,313	91,884
Goodwill	18,851	18,851
Intangibles, net of accumulated amortization of $147,225 at 2021 and $143,097 at 2020	94,114	95,376
Restricted cash	60,309	967
Deferred income tax assets	28,030	30,572
Investment in joint venture	53,563	53,494
Other assets	11,780	20,590

Total assets	$2,957,082	$2,971,573

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

COOPER TIRE & RUBBER COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands except per share amounts)

	(Unaudited)
(Continued)	March 31, 2021	December 31, 2020
LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$4,569	$15,614
Accounts payable	337,147	297,578
Accrued liabilities	246,237	308,287
Income taxes payable	7,959	2,254
Current portion of long-term debt and finance leases	20,974	24,377

Total current liabilities	616,886	648,110
Long-term debt and finance leases	309,187	314,265
Noncurrent operating leases	81,419	71,391
Postretirement benefits other than pensions	220,204	221,395
Pension benefits	144,315	152,110
Other long-term liabilities	160,881	152,242
Deferred income tax liabilities	1,412	1,469
Equity:
Preferred stock, $1 par value; 5,000,000 shares authorized; none issued	—	—
Common stock, $1 par value; 300,000,000 shares authorized; 87,850,292 shares issued at 2021 and 2020	87,850	87,850
Capital in excess of par value	18,923	20,815
Retained earnings	2,663,214	2,646,567
Accumulated other comprehensive loss	(451,462)	(446,909)

Parent stockholders’ equity before treasury stock	2,318,525	2,308,323
Less: Common shares in treasury at cost (37,327,627 at 2021 and 37,454,209 at 2020)	(917,144)	(919,424)

Total parent stockholders’ equity	1,401,381	1,388,899
Noncontrolling shareholders’ interests in consolidated subsidiaries	21,397	21,692

Total equity	1,422,778	1,410,591

Total liabilities and equity	$2,957,082	$2,971,573

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

COOPER TIRE & RUBBER COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Dollar amounts in thousands)

	Three Months Ended March 31,
	2021	2020
Operating activities:
Net income (loss)	$22,090	$(11,317)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	41,518	37,807
Stock-based compensation	1,735	390
Change in LIFO inventory reserve	31,502	(8,563)
Amortization of unrecognized postretirement benefits	8,400	8,385
Changes in operating assets and liabilities:
Accounts and notes receivable	(40,796)	11,772
Inventories	(92,944)	(41,123)
Other current assets	(2,244)	(7,848)
Accounts payable	46,125	(20,422)
Accrued liabilities	(58,082)	(91,414)
Other items	2,516	7,964

Net cash used in operating activities	(40,180)	(114,369)
Investing activities:
Additions to property, plant and equipment and capitalized software	(57,489)	(54,827)
Proceeds from the sale of assets	5	65

Net cash used in investing activities	(57,484)	(54,762)
Financing activities:
Issuance of short-term debt	—	273,587
Repayment of short-term debt	—	(4,308)
Repayment of long-term debt and finance lease obligations	(9,920)	(2,594)
Acquisition of noncontrolling shareholder interest	—	(62,272)
Payments of employee taxes withheld from share-based awards	(2,144)	(910)
Payment of dividends to Cooper Tire & Rubber Company stockholders	(5,301)	(5,277)
Issuance of common shares related to stock-based compensation	813	177

Net cash (used in) provided by financing activities	(16,552)	198,403
Effects of exchange rate changes on cash	(3,618)	(875)

Net change in cash, cash equivalents and restricted cash	(117,834)	28,397
Cash, cash equivalents and restricted cash at beginning of period	649,505	413,125

Cash, cash equivalents and restricted cash at end of period	$531,671	$441,522

Cash and cash equivalents	$460,424	$433,362
Restricted cash included in Other current assets	10,938	6,669
Restricted cash	60,309	1,491

Total cash, cash equivalents and restricted cash	$531,671	$441,522

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements.

COOPER TIRE & RUBBER COMPANY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands except per share amounts)

Note 1.     Basis of Presentation and Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, which are normal and recurring in nature, necessary for fair financial statement presentation.

There is typically a year-round demand for the Company’s products, however, passenger car and light truck (“light vehicle”) replacement tire sales are generally strongest during the third and fourth quarters of the year. Winter tires are sold principally during the months of May through November. Operating results for the three month period ended March 31, 2021 are not necessarily indicative of the results that may be expected for the year ended December 31, 2021.

The Company consolidates into its financial statements the accounts of the Company, all wholly-owned subsidiaries, and any partially-owned subsidiary that the Company has the ability to control. Control generally equates to ownership percentage, whereby investments that are more than 50 percent owned are consolidated, investments in subsidiaries of 50 percent or less but greater than 20 percent are accounted for using the equity method, and investments in subsidiaries of 20 percent or less are measured at fair value or, if fair value is not readily available, at cost (less impairment, if any), adjusted for observable price changes in orderly transactions for the identical or a similar investment. The Company does not consolidate any entity for which it has a variable interest based solely on power to direct the activities and significant participation in the entity’s expected results that would not otherwise be consolidated based on control through voting interests. Further, the Company’s joint ventures are businesses established and maintained in connection with the Company’s operating strategy. All intercompany transactions and balances have been eliminated.

On January 24, 2020, the Company acquired the remaining 41.57 percent noncontrolling ownership interest in Corporacion de Occidente SA de CV (“COOCSA”), making COOCSA a wholly-owned subsidiary in the Americas Segment. In this transaction, the Company acquired the remaining outstanding voting common stock of COOCSA for a total cash price of $54,500. In addition, subsequent to the acquisition, payments of $15,984 were made to members of the prior joint venture workforce in connection with services rendered. In the first quarter of 2020, the Company incurred restructuring expense of $10,930 related to this transaction.

Earnings per common share – Earnings per share is computed on the basis of the weighted average number of common shares outstanding each period. When applicable, diluted earnings per share includes the dilutive effect of stock options and other stock units. The following table sets forth the computation of basic and diluted earnings per share:

(Number of shares and dollar amounts in thousands except per share amounts)	Three Months Ended March 31,
	2021	2020
Numerator
Numerator for basic and diluted earnings per share - income (loss) available to common stockholders	$22,059	$(11,591)
Denominator
Denominator for basic earnings per share - weighted average shares outstanding	50,448	50,236
Effect of dilutive securities - stock options and other stock units	346	—

Denominator for diluted earnings per share - adjusted weighted average shares outstanding	50,794	50,236

Earnings (Loss) per share:
Basic	$0.44	$(0.23)
Diluted	0.43	(0.23)
Anti-dilutive shares excluded from computation of diluted loss per share	—	294

All options to purchase shares of the Company’s common stock were included in the computation of diluted earnings per share at March 31, 2021. Anti-dilutive shares were excluded from the computation of loss per share at March 31, 2020, as the inclusion of such items would decrease loss per share.

Allowance for Credit Losses – The Company utilizes an expected loss methodology based on credit risk. The Company’s policy includes the regular review of its outstanding accounts receivable portfolio to assess risk and likelihood of credit loss. This review includes consideration of potential credit loss over the asset’s contractual life, along with historical experience, current conditions and forecasts based on management’s judgment. The Company also performs periodic credit evaluations of customers’ financial conditions in order to assess credit worthiness and maintain appropriate credit limits.

Recent Accounting Pronouncements

Each change to U.S. GAAP is established by the Financial Accounting Standards Board (“FASB”) in the form of an accounting standards update (“ASU”) to the FASB’s Accounting Standards Codification (“ASC”). The Company considers the applicability and impact of all ASUs.

Accounting Pronouncements – Recently adopted

Fair Value Measurement

In January 2021, the FASB issued ASU 2021-01, “Reference Rate Reform (Topic 848),” which clarified that certain optional expedients and exceptions in Topic 848 for contract modifications and hedge accounting apply to derivatives that are affected by the discounting transition related to reference rate reform. The amendments in this update were effective immediately for all entities. The adoption of this standard did not materially impact the Company’s condensed consolidated financial statements.

Note 2.     Merger Agreement

On February 22, 2021, the Company entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) by and among the Company, The Goodyear Tire & Rubber Company (“Goodyear”) and Vulcan Merger Sub Inc., a direct, wholly owned subsidiary of Goodyear (“Merger Sub”), pursuant to which, subject to the satisfaction or (to the extent permissible) waiver of the conditions set forth therein, Goodyear will acquire the Company by way of the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving such Merger as a wholly owned subsidiary of Goodyear. Under the terms of the Merger Agreement, at the effective time of the Merger, the Company’s stockholders will be entitled to receive $41.75 per share in cash and a fixed exchange ratio of 0.907 shares of Goodyear common stock per share of the Company’s common stock they own at the effective time (the “Merger Consideration”). Upon completion of the proposed Merger, it is expected that the Company’s stockholders will own approximately 16 percent and Goodyear stockholders will own approximately 84 percent of the combined company on a fully diluted basis. In addition, at the effective time of the Merger, as defined under the terms of the Merger Agreement, all outstanding restricted stock units and performance stock units of the Company will be converted into the right to receive the Merger Consideration, and the Company’s outstanding options will be converted into a right to receive a cash payment. The Company expects to complete the Merger in the second half of 2021. However, the transaction could close earlier, following and subject to the satisfaction of customary closing conditions, including receipt of required regulatory approvals. The Company’s stockholders approved the Merger on April 30, 2021, as disclosed on the Company’s Form 8-K filed on April 30, 2021.

The Company is a party to a trust agreement which is intended to provide funding for benefits payable and other potential payments to directors, executive officers and certain other employees under various plans and agreements of the Company. The execution of the Merger Agreement constituted a “potential change in control” under such plans and agreements and as a result, the Company was required to fund the estimated value of the payments to be made to the beneficiaries into the trust agreement, determined in accordance with the funding requirements under the applicable plans and agreements. Subsequent to the Merger announcement, the Company deposited $58,812 with the trustee in connection with this funding obligation. At March 31, 2021, the Company had $60,309 deposited with the trustee and classified as Restricted cash on the Condensed Consolidated Balance Sheets.

During the first quarter of 2021, the Company incurred approximately $10,655 of expenses associated with the Merger. These expenses are recorded in Selling, general & administrative expenses on the Condensed Consolidated Statements of Operations. These expenses include $4,923 of advisory, legal and other professional fees, as well as an increase in mark to market costs of stock-based liabilities subsequent to the Merger announcement of $5,732. The mark to market cost represents the impact of the movement in the Company’s closing stock price from the day prior to the Merger Agreement announcement as compared to the closing price of Company’s stock on the day of the Merger Agreement announcement.

Note 3.     COVID-19

In March 2020, the World Health Organization categorized Coronavirus Disease 2019 (“COVID-19”) as a pandemic, and the President of the United States declared the COVID-19 outbreak a national emergency. The Company’s priorities during the COVID-19 pandemic have been protecting the health and safety of its employees, responsibilities to its broader communities, and commitments to its customers and other key stakeholders.

The Company’s condensed consolidated financial statements reflect estimates and assumptions made by management that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and reported amounts of revenue and expenses during the reporting periods presented. The Company considered the impact of COVID-19 on the assumptions and estimates used and determined that there were no material adverse accounting impacts on the Company’s first quarter 2020 or 2021 results of operations. Given the dynamic nature of the COVID-19 pandemic and related market conditions, the Company cannot reasonably estimate the period of time that these events will persist or the full extent of the impact they will have on the business. The Company continues to take actions designed to mitigate the adverse effects of this rapidly changing market environment.

On March 27, 2020, the U.S. government enacted the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) which includes modifications to the limitation on business interest expense and net operating loss provisions, and provides a payment delay of employer payroll taxes during 2020 after the date of enactment. The Company’s payment of employer payroll taxes after enactment otherwise due in 2020 was delayed, with 50 percent due by December 31, 2021, and the remaining 50 percent by December 31, 2022. At March 31, 2021, the Company has deferred the remittance of $14,742 of employer taxes under the CARES Act. This liability is split evenly between the Company’s Accrued liabilities and Other long-term liabilities in the Condensed Consolidated Balance Sheets. The CARES Act has had no further impact on the Company’s condensed consolidated financial statements at March 31, 2021.

Note 4.     Revenue from Contracts with Customers

Accounting policy

Revenue is measured based on the consideration specified in a contract with a customer and excludes any sales incentives or rebates. The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product to a customer. This occurs with shipment or delivery, depending on the underlying terms with the customer. The transaction price will include estimates of variable consideration to the extent it is probable that a significant reversal of revenue recognized will not occur. At the time of sale, the Company estimates provisions for different forms of variable consideration (discounts and rebates) based on historical experience, current conditions and contractual obligations, as applicable. Payment terms with customers vary by region and customer, but are generally 30-90 days. The Company does not have significant financing components or significant payment terms. Incidental items that are immaterial in the context of the contract are expensed as incurred.

Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by the Company from a customer, are excluded from revenue.

Shipping and handling costs associated with outbound freight after control of a product has transferred to a customer are accounted for as a fulfillment cost and not as a separate performance obligation. Therefore, such items are accrued upon recognition of revenue.

Nature of goods and services

The following is a description of principal activities, separated by reportable segments, from which the Company generates its revenue. See Note 14 - Business Segments for additional details on the Company’s reportable segments.

The Company’s reportable segments have the following revenue characteristics:

•

Americas Tire Operations - The Americas Tire Operations segment manufactures and markets passenger car and light truck tires. The segment also markets and distributes wheels and racing, motorcycle and truck and bus radial (“TBR”) tires.

•

International Tire Operations - The International Tire Operations segment manufactures and markets passenger car, light truck, motorcycle, racing and TBR tires and tire retread material for global markets.

Disaggregation of revenue

In the following tables, revenue is disaggregated by major market channel for the three months ended March 31, 2021 and 2020, respectively:

	Three Months Ended March 31, 2021
	Americas	International	Eliminations	Total
Light Vehicle (1)	$489,446	$97,984	$(21,307)	$566,123
Truck and bus radial	57,564	24,843	(24,556)	57,851
Other (2)	15,311	16,542	—	31,853

Net sales	$562,321	$139,369	$(45,863)	$655,827

	Three Months Ended March 31, 2020
	Americas	International	Eliminations	Total
Light Vehicle (1)	$404,636	$71,082	$(10,714)	$465,004
Truck and bus radial	41,004	17,309	(17,034)	41,279
Other (2)	11,415	13,996	—	25,411

Net sales	$457,055	$102,387	$(27,748)	$531,694

(1)	Light vehicle includes passenger car and light truck tires
(2)	Other includes motorcycle and racing tires, wheels, tire retread material, and other items

Contract liabilities

Contract liabilities relate to customer payments received in advance of shipment. As the Company does not generally have rights to consideration for work completed but not billed at the reporting date, the Company does not have any contract assets. Accounts receivable are not considered contract assets under the revenue standard as contract assets are conditioned upon the Company’s future satisfaction of a performance obligation. Accounts receivable, in contrast, are unconditional rights to consideration.

Significant changes in the contract liabilities balance, included within the Company’s Accrued liabilities on the Condensed Consolidated Balance Sheets, during the three months ended March 31, 2021 are as follows:

Contract Liabilities
Contract liabilities at December 31, 2020	$773
Increases to deferred revenue for cash received in advance from customers	2,213
Decreases due to recognition of deferred revenue	(711)

Contract liabilities at March 31, 2021	$2,275

Transaction price allocated to remaining performance obligations

For the three months ended March 31, 2021 and 2020, revenue recognized from performance obligations related to prior periods is not material.

Revenue expected to be recognized in any future period related to remaining performance obligations, excluding revenue pertaining to contracts that have an original expected duration of one year or less, contracts where revenue is recognized as invoiced and contracts with variable consideration related to undelivered performance obligations, is not material.

The Company applies the practical expedient in ASC 606 “Revenue from Contracts with Customers” and does not disclose information about remaining performance obligations that have original expected durations of one year or less.

Note 5.     Inventories

The Company uses the last-in, last-out (“LIFO”) method for substantially all U.S. inventories. The current cost of the U.S. inventories under the first-in, first-out (“FIFO”) method was $392,595 and $310,141 at March 31, 2021 and December 31, 2020, respectively. These FIFO values have been reduced by approximately $108,753 and $77,251 at March 31, 2021 and December 31, 2020, respectively, to arrive at the LIFO value reported on the Condensed Consolidated Balance Sheets. The Company’s remaining inventories have been valued under the FIFO method. All LIFO inventories are valued at the lower of cost or market. All other inventories are stated at the lower of cost or net realizable value.

Note 6.     Income taxes

For the three month period ended March 31, 2021, the Company recorded income tax expense of $8,544 (effective tax rate of 27.9 percent) compared to an income tax benefit of $659 (effective tax rate of 5.5 percent) for the same period in 2020. The Company’s 2021 and 2020 three month period provisions for income tax are calculated using a forecasted multi-jurisdictional annual effective tax rate to determine a blended annual effective tax rate. The Company is subject to the U.S. federal statutory rate of 21 percent. The effective tax rate for the three month period ended March 31, 2021 was influenced by $4,923 of Merger-related costs which are not tax deductible, the projected mix of earnings in international jurisdictions with differing tax rates and jurisdictions where valuation allowances are recorded. The effective tax rate for the three month period ended March 31, 2020 was impacted by $4,361 of unrecognized tax benefit related to the tax deductibility of certain business expenses incurred during the quarter, the projected mix of earnings in international jurisdictions with differing tax rates and jurisdictions where valuation allowances are recorded.

The Company continues to maintain valuation allowances pursuant to ASC 740, “Accounting for Income Taxes,” against portions of its U.S. and non-U.S. deferred tax assets at March 31, 2021 as it cannot assure the future realization of the associated tax benefits prior to their reversal or expiration. In the U.S., the Company has offset its net operating loss carryforward deferred tax asset by a valuation allowance of $1,503. In addition, the Company has recorded valuation allowances of $33,841 related to non-U.S. net operating losses and other deferred tax assets for a total valuation allowance of $35,344. In conjunction with the Company’s ongoing review of its actual results and anticipated future earnings, the Company will continue to reassess the possibility of releasing all or part of the valuation allowances currently in place when the associated deferred tax assets are deemed to be realizable. If the evidence suggests that deferred tax assets for these operations will more likely than not be able to be realized in the future, release of a portion or all of the valuation allowance in place for these entities could occur. Such release could materially impact the Company’s effective tax rate in the period in which the release occurs.

The Company maintains an ASC 740-10, “Accounting for Uncertainty in Income Taxes,” liability for unrecognized tax benefits. At March 31, 2021, the liability, exclusive of penalty and interest, totals approximately $12,890. During the three month period ended March 31, 2021, an immaterial amount of interest expense was accrued.

The Company operates in multiple jurisdictions throughout the world and has effectively settled U.S. federal income tax examinations for tax years before 2017, state and local income tax examinations for tax years before 2015 (with limited exceptions), and income tax examinations in its major foreign taxing jurisdictions for tax years before 2015. Based upon the outcome of tax examinations, judicial proceedings, or expiration of statutes of limitations, it is possible that the ultimate resolution of the Company’s unrecognized tax benefits may result in a payment that is materially different from the current estimate of the tax liabilities.

Note 7.     Debt

On June 27, 2019, the Company amended its revolving credit facility (“Credit Facility”) with a consortium of several banks to provide up to $700,000 and is set to expire in June 2024. Of this amended borrowing capacity, $200,000 was allocated to a Delayed Draw Term Loan A (“Term Loan A”), while the remaining $500,000 was allocated to the revolving credit facility. The Term Loan A funds were drawn in December 2019 and used primarily to pay for the unsecured notes which matured at that time. The Credit Facility also includes a $110,000 letter of credit sub-facility. The Company may elect, with lender consent, to increase the commitments under the Credit Facility or incur one or more tranches of term loans in an aggregate amount of up to $300,000 (or an unlimited increase if the Proforma Secured Net Leverage Ratio is less than 1.75x). The Company may elect to add certain foreign subsidiaries as additional borrowers under the Credit Facility, subject to the satisfaction of certain conditions.

On July 11, 2019, the Company entered into forward-starting interest rate swaps to effectively hedge the cash flow exposure associated with the Company’s Term Loan A variable-rate borrowings. See Note 8 - Fair Value Measurement for further information.

The Company has an accounts receivable securitization facility (“A/R Facility”) that provides up to $100,000 in funding capacity based on eligible receivables and expires in December 2022. Funding capacity under the A/R Facility may be drawn in cash or utilized for letters of credit. Pursuant to the terms of the A/R Facility, the Company sells substantially all trade receivables on an ongoing basis to Cooper Receivables LLC (“CRLLC”), its wholly-owned, bankruptcy-remote subsidiary, which then, from time to time, sells an undivided ownership interest in the purchased trade receivables, without recourse, to the purchasers party to the A/R Facility. The assets and liabilities of CRLLC are consolidated with the Company, and the A/R Facility is treated as a secured borrowing for accounting purposes. CRLLC’s sole business consists of the purchase or acceptance of the trade receivables and related rights from the Company and the subsequent retransfer of or granting of a security interest in such receivables and related rights to the purchasers party to the A/R Facility. CRLLC is a separate legal entity with its own separate creditors who will be entitled, upon liquidation, to be satisfied from CRLLC’s assets prior to any assets or value in CRLLC becoming available to its equity holders. The assets of CRLLC are not available to pay creditors of the Company or the Company’s Affiliates.

The Company had no borrowings under the Credit Facility or the A/R Facility at March 31, 2021 or December 31, 2020. Amounts used to secure letters of credit totaled $18,030 at March 31, 2021 and $37,682 at December 31, 2020. The Company’s additional borrowing capacity, net of borrowings and amounts used to back letters of credit, and based on eligible collateral through use of its Credit Facility with its bank group and its accounts receivable securitization facility at March 31, 2021, was $569,570.

The Company’s consolidated operations in Asia have renewable unsecured credit lines that provide up to $67,515 of borrowings and do not contain financial covenants. The additional borrowing capacity on the Asian credit lines, based on eligible collateral and the short-term notes payable, totaled $62,946 at March 31, 2021.

On May 15, 2020, the Company entered into equipment financing arrangements in the amount of $31,538, of which $31,142 was advanced on May 15, 2020 and the remaining $396 was advanced on December 21, 2020. The equipment financings are secured by manufacturing equipment within the Company’s U.S. operations and monthly amortized payments are made through maturity in 2025. The weighted average interest rate on the equipment financing arrangements is 3.05 percent and they contain no significant financial covenants.

On September 24, 2020, the Company entered into an aircraft lease agreement commencing in the first quarter of 2021. This new aircraft lease replaced the Company’s existing aircraft lease, which expired in March, 2021. As part of this agreement, the Company signed an $11,000 promissory note that was discharged upon the lease commencement in the first quarter of 2021. This non-cash transaction was reflected as an increase to Other assets and Short-term borrowings at December 31, 2020, and was reclassified to Operating lease right-of-use asset and Operating lease liability upon lease commencement. The promissory note included interest at 1.65 percent and contained no significant financial covenants.

The following is a summary of the Company’s debt and finance leases as of March 31, 2021 and December 31, 2020.

		Principal Balance		Weighted Average	Principal Balance		Weighted Average
		Current	Long-Term	Interest Rate	Current	Long-Term	Interest Rate

	Maturity Date	March 31, 2021			December 31, 2020
Promissory Note	February 2021	$—	$—	—%	$11,000	$—	1.653%
Asia short term notes	Various maturities	4,569	—	3.915%	4,614	—	3.915%

		4,569	—		15,614	—
Term loan A	June 2024	13,750	171,250	3.220%	12,500	175,000	3.220%
Unsecured notes	March 2027	—	116,880	7.625%	—	116,880	7.625%
Equipment financing	May 2025	6,082	20,520	3.049%	6,037	22,058	3.049%
Finance leases and other	Various maturities	1,142	1,487	4.376%	5,840	1,332	1.509%

		20,974	310,137		24,377	315,270
Less: Unamortized debt issuance costs		—	950		—	1,005

		$25,543	$309,187		$39,991	$314,265

Additional Credit Capacity at March 31, 2021
Credit Facility	$500,000
Accounts receivable securitization facility	100,000
Asia short term notes	67,515

667,515

Less, amounts used to secure letters of credit and other unavailable funds	34,999

$632,516

The Company’s revolving credit facilities contain restrictive covenants which limit or preclude certain actions based upon the measurement of certain financial covenant metrics. The covenants are structured such that the Company expects to have sufficient flexibility to conduct its operations. The Company was in compliance with all of its debt covenants as of March 31, 2021.

Note 8.     Fair Value Measurements

Derivative financial instruments are utilized by the Company to reduce foreign currency exchange risks. The Company has established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities. The Company does not enter into financial instruments for trading or speculative purposes. The derivative financial instruments include non-designated and cash flow hedges of foreign currency exposures. The change in values of the non-designated foreign currency hedges offset the exchange rate fluctuations related to assets and liabilities recorded on the Condensed Consolidated Balance Sheets. The cash flow hedges offset exchange rate fluctuations on the foreign currency-denominated intercompany loans and forecasted cash flows. The Company presently hedges exposures in various currencies, generally for transactions expected to occur within the next 12 months. Additionally, the Company utilizes cash flow hedges that hedge already recognized intercompany loans with maturities of up to one year. The notional amount of these foreign currency derivative instruments at March 31, 2021 and December 31, 2020 was $75,559 and $84,783, respectively. The counterparties to each of these agreements are major commercial banks.

The Company uses non-designated foreign currency forward contracts to hedge its net foreign currency monetary assets and liabilities primarily resulting from non-functional currency denominated receivables and payables of certain U.S. and foreign entities.

Foreign currency forward contracts are also used to hedge variable cash flows associated with forecasted sales and purchases denominated in currencies that are not the functional currency of certain entities. The fair value of these forward contracts is $(2,306) and $(2,291) as of March 31, 2021 and December 31, 2020. These contracts have maturities of less than twelve months pursuant to the Company’s policies and hedging practices. These contracts meet the criteria for and have been designated as cash flow hedges. Accordingly, the effective portion of the change in fair value of such forward contracts are recorded as a separate component of stockholders’ equity in the accompanying Condensed Consolidated Balance Sheets and are reclassified into earnings as the hedged transactions occur.

The Company utilizes cross-currency interest rate swaps to hedge the principal and interest repayment of some intercompany loans. The Company also utilizes designated foreign currency forward contracts to hedge the principal amounts of certain intercompany loans. The fair value of these contracts is $(2,203) and $(2,345) at March 31, 2021 and December 31, 2020, respectively. These contracts have maturities of up to one year and meet the criteria for and have been designated as cash flow hedges. Spot to spot changes are recorded in income and all other effective changes are recorded as a separate component of stockholders’ equity. The Company assesses hedge effectiveness prospectively and retrospectively, based on regression of the change in foreign currency exchange rates. Time value of money is included in effectiveness testing.

On July 11, 2019, in order to hedge its Term Loan A variable rate debt, with an interest rate indexed to LIBOR plus 150 basis points, the Company entered into forward-starting interest rate swaps with effective dates of December 2, 2019 and termination dates of June 27, 2024. The initial notional amount of these swaps was $200,000, which decreases quarterly by varying amounts over the life of the swaps, in accordance with the Term Loan A repayment schedule. For the three months ending March 31, 2021, net payments have been made in the amount of $744. The net quarterly payments made for the three months ending March 31, 2020 were immaterial. The interest rate swaps effectively fix the variable interest rate component on the notional amount of these swaps at 1.720 percent. The fair value of these swaps is $(6,702) and $(8,602) at March 31, 2021 and December 31, 2020, respectively. The swaps qualify for hedge accounting and, therefore, changes in the fair value of the swaps have been recorded in accumulated other comprehensive income. The Company assesses hedge effectiveness prospectively and retrospectively, based on regression of the period to period change in swap and hedged item values.

The derivative instruments are subject to master netting arrangements with the counterparties to the contracts. The following table presents the location and amounts of derivative instrument fair values in the Condensed Consolidated Balance Sheets:

Assets/(liabilities)	March 31, 2021	December 31, 2020
Designated as hedging instruments:
Gross amounts recognized	$(11,211)	$(13,238)
Gross amounts offset	—	—

Net amounts	$(11,211)	$(13,238)

Not designated as hedging instruments:
Gross amounts recognized	$(214)	$(1,156)
Gross amounts offset	70	148

Net amounts	$(144)	$(1,008)

Net amounts presented:
Accrued liabilities	$(7,543)	$(8,591)
Other long-term liabilities	(3,812)	(5,655)

The following table presents the location and amount of gains and losses on derivative instruments designated as cash flow hedges in the Condensed Consolidated Statements of Operations:

	Three Months Ended March 31,
	2021	2020
Amount of Gain (Loss) Recognized in Other Comprehensive Income (Loss) on Derivatives	$573	$(3,601)
Amount of (Loss) Gain Reclassified from Accumulated Other Comprehensive Income (Loss) into Earnings
Net sales	$(763)	$180
Interest expense	(778)	(30)
Other non-operating income	207	360

	$(1,334)	$510

The following table presents the location and amount of gains and losses on foreign exchange contract derivatives not designated as hedging instruments in the Condensed Consolidated Statements of Operations.

	Three Months Ended March 31,
	2021	2020
Other non-operating (expense) income	$(913)	$6,248

The Company has categorized its financial instruments, based on the priority of the inputs to the valuation technique, into the three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the financial instruments fall within the different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Financial assets and liabilities recorded on the Condensed Consolidated Balance Sheets are categorized based on the inputs to the valuation techniques as follows:

Level 1. Financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market that the Company has the ability to access.

Level 2. Financial assets and liabilities whose values are based on quoted prices in markets that are not active or model inputs that are observable either directly or indirectly for substantially the full term of the asset or liability. Level 2 inputs include the following.

a.	Quoted prices for similar assets or liabilities in active markets;

b.	Quoted prices for identical or similar assets or liabilities in non-active markets;

c.	Pricing models whose inputs are observable for substantially the full term of the asset or liability; and

d.	Pricing models whose inputs are derived principally from or corroborated by observable market data through correlation or other means for substantially the full term of the asset or liability.

Level 3. Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability.

The valuation of foreign currency derivative instruments was determined using widely accepted valuation techniques. This analysis reflected the contractual terms of the derivatives, including the period to maturity, and used observable market-based inputs, including forward points. The Company incorporated credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. Although the Company determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as current credit ratings, to evaluate the likelihood of default by itself and its counterparties. However, as of March 31, 2021 and December 31, 2020, the Company assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and determined that the credit valuation adjustments were not significant to the overall valuation of its derivatives. As a result, the Company determined that its derivative valuations in their entirety were to be classified in Level 2 of the fair value hierarchy.

The valuation of stock-based liabilities was determined using the Company’s stock price, and as a result, these liabilities are classified in Level 1 of the fair value hierarchy. The following table presents the Company’s fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis as of March 31, 2021 and December 31, 2020:

	March 31, 2021
	Total Liabilities	Quoted Prices in Active Markets for Identical Assets Level (1)	Significant Other Observable Inputs Level (2)	Significant Unobservable Inputs Level (3)
Foreign Currency Derivatives	$(4,653)	$—	$(4,653)	$—
Interest Rate Swaps	(6,702)	—	(6,702)	—
Stock-based Liabilities	(25,756)	(25,756)	—	—

	December 31, 2020
	Total Liabilities	Quoted Prices in Active Markets for Identical Assets Level (1)	Significant Other Observable Inputs Level (2)	Significant Unobservable Inputs Level (3)
Foreign Currency Derivatives	$(5,644)	$—	$(5,644)	$—
Interest Rate Swaps	(8,602)	—	(8,602)	—
Stock-based Liabilities	(18,712)	(18,712)	—	—

The fair value of Cash and cash equivalents, Notes receivable, restricted cash included in Other current assets and Other assets, Short-term borrowings and the Current portion of long-term debt and finance leases at March 31, 2021 and December 31, 2020 are equal to their corresponding carrying values as reported on the Condensed Consolidated Balance Sheets as of March 31, 2021 and December 31, 2020, respectively. Each of these classes of assets and liabilities is classified within Level 1 of the fair value hierarchy.

The fair value of Long-term debt and finance leases is $327,837 and $335,070 at March 31, 2021 and December 31, 2020, respectively, and is classified within Level 2 of the fair value hierarchy. The value of Long-term debt and finance leases is $310,137 and $315,270 as reported in the Debt footnote as of March 31, 2021 and December 31, 2020, respectively.

Note 9.     Pensions and Postretirement Benefits Other than Pensions

The following tables disclose the amount of net periodic benefit costs for the three months ended March 31, 2021 and 2020 for the Company’s defined benefit plans and other postretirement benefits:

	Pension Benefits - Domestic
	Three Months Ended March 31,
	2021	2020
Components of net periodic benefit cost:
Service cost	$2,745	$2,497
Interest cost	6,595	8,308
Expected return on plan assets	(13,169)	(14,194)
Amortization of actuarial loss	6,978	7,221
Amortization of prior service cost	353	192

Net periodic benefit cost	$3,502	$4,024

	Pension Benefits - International
	Three Months Ended March 31,
	2021	2020
Components of net periodic benefit cost:
Interest cost	$1,568	$2,099
Expected return on plan assets	(1,890)	(2,218)
Amortization of actuarial loss	1,422	1,034
Amortization of prior service cost	76	66

Net periodic benefit cost	$1,176	$981

	Other Post Retirement Benefits
	Three Months Ended March 31,
	2021	2020
Components of net periodic benefit cost:
Service cost	$372	$360
Interest cost	1,342	1,830
Amortization of actuarial gain	(429)	(106)
Amortization of prior service credit	—	(22)

Net periodic benefit cost	$1,285	$2,062

The Company has no minimum funding requirements for its domestic pension plans in 2021. As a result of the Merger, as well as due to tax planning considerations related to probable changes in U.S. tax law, the Company anticipates reducing its voluntary contributions to its domestic pension plans during 2021 as compared to the amount disclosed at December 31, 2020. During 2021, the Company expects to contribute between $8,000 and $28,000 to its domestic and international pension plans.

Note 10.    Stockholders’ Equity

The following tables provide a quarterly reconciliation of the equity accounts attributable to Cooper Tire & Rubber Company and to the noncontrolling shareholders’ interests for the year to date as of March 31, 2021 and 2020:

	Common Stock $1 Par Value	Capital in Excess of Par Value	Retained Earnings	Cumulative Other Comprehensive (Loss) Income	Common Shares in Treasury	Total Parent Stockholders’ Equity	Noncontrolling Shareholders’ Interests in Consolidated Subsidiary	Total Stockholders’ Equity
Balance at December 31, 2020	$87,850	$20,815	$2,646,567	$(446,909)	$(919,424)	$1,388,899	$21,692	$1,410,591
Net income	—	—	22,059	—	—	22,059	31	22,090
Other comprehensive loss	—	—	—	(4,553)	—	(4,553)	(326)	(4,879)
Stock compensation plans	—	(1,892)	(111)	—	2,280	277	—	277
Cash dividends - 0.105 per share	—	—	(5,301)	—	—	(5,301)	—	(5,301)

Balance at March 31, 2021	$87,850	$18,923	$2,663,214	$(451,462)	$(917,144)	$1,401,381	$21,397	$1,422,778

	Common Stock $1 Par Value	Capital in Excess of Par Value	Retained Earnings	Cumulative Other Comprehensive (Loss) Income	Common Shares in Treasury	Total Parent Stockholders’ Equity	Noncontrolling Shareholders’ Interests in Consolidated Subsidiary	Total Stockholders’ Equity
Balance at December 31, 2019	$87,850	$22,175	$2,524,963	$(447,580)	$(922,783)	$1,264,625	$63,108	$1,327,733
Net (loss) income	—	—	(11,591)	—	—	(11,591)	274	(11,317)
Other comprehensive loss, excluding currency loss charged to equity as part of acquisition of noncontrolling shareholder interest	—	—	—	(52,682)	—	(52,682)	(544)	(53,226)
Stock compensation plans	—	(1,235)	(43)	—	1,377	99	—	99
Cash dividends - 0.105 per share	—		(5,277)	—	—	(5,277)	—	(5,277)
Acquisition of noncontrolling shareholders’ interest	—	(5,714)	—	(11,748)	—	$(17,462)	(44,810)	(62,272)

Balance at March 31, 2020	$87,850	$15,226	$2,508,052	$(512,010)	$(921,406)	$1,177,712	$18,028	$1,195,740

Note 11.     Changes in Accumulated Other Comprehensive (Loss) Income by Component

The following tables provide a quarterly reconciliation of each component of Accumulated other comprehensive (loss) income:

	Cumulative Translation Adjustment	Derivative Instruments	Post- retirement Benefits	Total
Ending Balance, December 31, 2020	$(43,321)	$(6,772)	$(396,816)	$(446,909)
Other comprehensive (loss) income before reclassifications	(11,862)	573	—	(11,289)
Foreign currency translation effect	—	—	(805)	(805)
Income tax effect	—	(99)	—	(99)
Amount reclassified from accumulated other comprehensive (loss) income
Cash flow hedges	—	1,334	—	1,334
Amortization of prior service cost	—	—	429	429
Amortization of actuarial losses	—	—	7,971	7,971
Income tax effect	—	(372)	(1,722)	(2,094)

Other comprehensive loss	(11,862)	1,436	5,873	(4,553)

Ending Balance, March 31, 2021	$(55,183)	$(5,336)	$(390,943)	$(451,462)

	Cumulative Translation Adjustment	Derivative Instruments	Post- retirement Benefits	Total
Ending Balance, December 31, 2019	$(58,186)	$(549)	$(388,845)	$(447,580)
Other comprehensive income (loss) before reclassifications	(48,998)	(3,601)	(31,490)	(84,089)
Foreign currency translation effect	—	—	4,708	4,708
Income tax effect	—	984	7,857	8,841
Amount reclassified from accumulated other comprehensive income (loss)
Cash flow hedges	—	(510)	—	(510)
Amortization of prior service credit	—	—	236	236
Amortization of actuarial losses	—	—	8,149	8,149
Income tax effect	—	53	(1,818)	(1,765)

Other comprehensive income (loss)	(48,998)	(3,074)	(12,358)	(64,430)

Ending Balance, March 31, 2020	$(107,184)	$(3,623)	$(401,203)	$(512,010)

Note 12.     Comprehensive Income (Loss) Attributable to Noncontrolling Shareholders’ Interests

The following table provides the details of the comprehensive income (loss) attributable to noncontrolling shareholders’ interests:

	Three Months Ended March 31,
	2021	2020
Net income attributable to noncontrolling shareholders’ interests	$31	$274
Other comprehensive income (loss):
Currency translation adjustments	(326)	(544)

Comprehensive income (loss) attributable to noncontrolling shareholders’ interests	$(295)	$(270)

Note 13.     Contingent Liabilities

Product Liability Claims

The Company is a defendant in various product liability claims brought in numerous jurisdictions in which individuals seek damages resulting from motor vehicle accidents allegedly caused by defective tires manufactured by the Company. Each of the product liability claims faced by the Company generally involves different types of tires and circumstances surrounding the accident such as different applications, vehicles, speeds, road conditions, weather conditions, driver error, tire repair and maintenance practices, service life conditions, as well as different jurisdictions and different injuries. In addition, in many of the Company’s product liability lawsuits the plaintiff alleges that his or her harm was caused by one or more co-defendants who acted independently of the Company. Accordingly, both the claims asserted and the resolutions of those claims have an enormous amount of variability. The aggregate amount of damages asserted at any point in time is not determinable since often times when claims are filed, the plaintiffs do not specify the amount of damages. Even when there is an amount alleged, at times the amount is wildly inflated and has no rational basis.

The fact that the Company is a defendant in product liability lawsuits is not surprising given the current litigation climate, which is largely confined to the United States. However, the fact that the Company is subject to claims does not indicate that there is a quality issue with the Company’s tires. The Company sells approximately 30 to 35 million passenger car, light truck, sport utility vehicle, TBR and motorcycle tires per year in North America. The Company estimates that approximately 300 million Company-produced tires made up of thousands of different specifications are still on the road in North America. While tire disablements do occur, it is the Company’s and the tire industry’s experience that the vast majority of tire failures relate to service-related conditions, which are entirely out of the Company’s control, such as failure to maintain proper tire pressure, improper maintenance, improper repairs, road hazard, and excessive speed.

The Company accrues costs for asserted product liability claims at the time a loss is probable and the amount of loss can be estimated. The Company believes the probability of loss can be established and the amount of loss can be estimated only after certain minimum information is available, including verification that Company-produced product was involved in the incident giving rise to the claim, the condition of the product purported to be involved in the claim, the nature of the incident giving rise to the claim and the extent of the purported injury or damages. In cases where such information is known, each product liability claim is evaluated based on its specific facts and circumstances. A judgment is then made to determine the requirement for establishment or revision of an accrual for any potential liability. Adjustments to estimated reserves are recorded in the period in which the change in estimate occurs. The liability often cannot be determined with precision until the claim is resolved.

Pursuant to ASC 450 “Contingencies,” the Company accrues the minimum liability for each known claim when the estimated outcome is a range of probable loss and no one amount within that range is more likely than another. For such known claims, the Company accrues the minimum liability because the product liability claims faced by the Company are unique and widely variable, and accordingly, the resolutions of those claims have an enormous amount of variability. The costs have ranged from zero dollars to $33 million in one case with no average that is meaningful.

No specific accrual is made for individual unasserted claims or for premature claims, asserted claims where the minimum information needed to evaluate the probability of a liability is not yet known. However, an accrual is maintained for such claims based, in part, on management’s expectations for future litigation activity and the settled claims history maintained, including the historical number of claims and amount of settlements.

The Company periodically reviews its estimates and any adjustments for changes in reserves are recorded in the period in which the change in estimate occurs. Because of the speculative nature of litigation in the U.S., the Company does not believe a meaningful aggregate range of reasonably possible loss for asserted and unasserted claims can be determined. While the Company believes its reserves are reasonably stated, it is possible an individual claim from time to time may result in an aberration from the norm and could have a material impact.

The time frame for the payment of a product liability claim is too variable to be meaningful. From the time a claim is filed to its ultimate disposition depends on the unique nature of the case, how it is resolved - claim dismissed, negotiated settlement, trial verdict or appeals process - and is highly dependent on jurisdiction, specific facts, the plaintiff’s attorney, the court’s docket and other factors. Given that some claims may be resolved in weeks and others may take five years or more, it is impossible to predict with any reasonable reliability the time frame over which the accrued amounts may be paid. However, the time frame from occurrence of the loss incident to reporting of the claim is monitored by the Company on an ongoing basis.

The Company regularly reviews the probable outcome of outstanding legal proceedings and the availability and limits of insurance coverage, and accrues for such legal proceedings at the time a loss is probable and the amount of the loss can be estimated. As part of its regular review, the Company monitors trends that may affect its ultimate liability and analyzes developments and variables likely to affect pending and anticipated claims against the Company and the reserves for such claims. The Company utilizes claims experience, as well as trends and developments in the litigation climate, in estimating its required accrual. Based on the Company’s quarterly review, coupled with normal activity, including the addition of another quarter of self-insured incidents, settlements and changes in the amount of reserves, the Company increased its accrual to $99,291 at March 31, 2021, compared to $95,339 at December 31, 2020.

The addition of another three months of self-insured incidents through March 31, 2021 accounted for an increase of $6,761 in the Company’s product liability reserve. Settlements, changes in the amount of reserves for cases where sufficient information is known to estimate a liability, and changes in assumptions, including the estimate of anticipated claims and settlement values, increased the liability by $91 at March 31, 2021. During the first quarter of 2021, the Company paid $2,900 to resolve cases and claims.

The Company’s product liability reserve balance at March 31, 2021 totaled $99,291 (the current portion of $18,398 is included in Accrued liabilities and the long-term portion is included in Other long-term liabilities on the Condensed Consolidated Balance Sheets), and the balance at December 31, 2020 totaled $95,339 (current portion of $18,337).

The product liability expense reported by the Company includes amortization of insurance premium costs, adjustments to settlement reserves and legal costs incurred in defending claims against the Company. Legal costs are expensed as incurred and product liability insurance premiums are amortized over coverage periods.

Product liability expenses are included in Cost of products sold in the Condensed Consolidated Statements of Operations. Product liability expense was as follows:

	Three Months Ended March 31,
	2021	2020
Product liability expense	$9,818	$11,548

Note 14.     Business Segments

The Company has four segments under ASC 280, “Segments”:

•	North America, composed of the Company’s operations in the United States and Canada;

•	Latin America, composed of the Company’s operations in Mexico, Central America and South America;

•	Europe; and

•	Asia.

North America and Latin America meet the criteria for aggregation in accordance with ASC 280, as they are similar in their production and distribution processes and exhibit similar economic characteristics. The aggregated North America and Latin America segments are presented as “Americas Tire Operations” in the segment disclosure. The Americas Tire Operations segment manufactures and markets passenger car and light truck tires, primarily for sale in the U.S. replacement market. The segment also has a manufacturing operation in Mexico, COOCSA, which supplies passenger car and light truck tires to the Mexican, North American, Central American and South American markets. On January 24, 2020, the Company acquired the remaining noncontrolling ownership interest in COOCSA, making COOCSA a wholly-owned subsidiary. The segment also markets and distributes wheels and racing, TBR and motorcycle tires. The racing and motorcycle tires are manufactured by the Company’s European segment and by others. TBR tires are sourced from China-based Qingdao Ge Rui Da Rubber Co., Ltd. (“GRT”) and ACTR Company Limited (“ACTR”). TBR tires had also been sourced through off-take agreements with Prinx Chengshan (Shandong) Tire Company Ltd. (“PCT”) and Sailun Vietnam through December 31, 2020.

Major distribution channels and customers include independent tire dealers, wholesale distributors, regional and national retail tire chains, large retail chains that sell tires as well as other automotive products, mass merchandisers and digital channels. The segment does not currently sell its products directly to end users, except through three Company-owned retail stores. The segment sells a limited number of tires to OEMs.

Both the Europe and Asia segments have been determined to be individually immaterial, as they do not meet the quantitative requirements for segment disclosure under ASC 280. In accordance with ASC 280, information about operating segments that are not reportable shall be combined and disclosed in an all other category separate from other reconciling items. As a result, these two segments have been combined in the segment operating results discussion. The results of the combined Europe and Asia segments are presented as “International Tire Operations.” The European operations include manufacturing operations in the U.K. and Serbia. The U.K. entity primarily manufactures and markets motorcycle and racing tires and tire retread material for domestic and global markets. The Serbian entity manufactures passenger car and light truck tires primarily for the European markets and for export to the North American segment. The Asian operations are located in the People’s Republic of China (“PRC”) and Vietnam. Cooper Kunshan Tire, in the PRC, manufactures passenger car and light truck tires both for the Chinese domestic market and for export to markets outside of the PRC. GRT, a joint venture manufacturing facility located in the PRC, and ACTR, a joint venture manufacturing facility located in Vietnam, serve as global sources of TBR tire production for the Company. The segment also procured certain TBR tires under off-take agreements with PCT and Sailun Vietnam through December 31, 2020. The segment sells a majority of its tires in the replacement market, with a portion also sold to OEMs.

The following table details segment financial information:

	Three Months Ended March 31,
	2021	2020
Net sales:
Americas Tire
External customers	$554,300	$449,486
Intercompany	8,021	7,569

	562,321	457,055
International Tire
External customers	101,527	82,207
Intercompany	37,842	20,180

	139,369	102,387
Eliminations	(45,863)	(27,748)

Consolidated net sales	$655,827	$531,694

Operating profit (loss):
Americas Tire	$59,772	$10,416
International Tire	3,207	(10,279)
Unallocated corporate charges	(23,032)	(6,951)
Eliminations	(2,169)	586

Consolidated operating profit (loss)	$37,778	$(6,228)

Interest expense	$(5,130)	$(5,007)
Interest income	699	1,696
Other pension and postretirement benefit expense	(2,846)	(4,210)
Other non-operating income	133	1,773

Income (Loss) before income taxes	$30,634	$(11,976)